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                                                                  Exhibit 10-a
                               NORDSON CORPORATION

                                 1995 MANAGEMENT
                           INCENTIVE COMPENSATION PLAN
                              AS AMENDED (FY 1997)

1. PLAN OBJECTIVES

         The objectives of the Plan are to advance the interests of the corporation and its shareholders by providing executive officers incentive opportunities and to attract, retain and motivate outstanding personnel by:

         a. Providing compensation opportunities that are competitive with those of other corporations of comparable size and value in similar businesses.

         b. Focusing key executives' attention on the accomplishment of specifically identified Corporate objectives.

         c. Establishing incentive pay opportunities appropriate for various levels of individual performance.

2.   DEFINITIONS

         For purposes of the Plan, the following definitions shall control:

         a. "CORPORATION" - Nordson Corporation, its Divisions and subsidiaries.

         b.       "BOARD" - The Board of Directors of Nordson
                  Corporation.

         c. "COMMITTEE" - The Compensation Committee appointed by the Board consisting of non-employee Directors.

         d. "INCENTIVE AWARD" - Awards made by the Committee under this Plan. All awards will be paid in cash.

         e. "PLAN" - The 1995 Management Incentive Compensation Plan as adopted by the Board.

         f.       "PLAN YEAR" - The Corporation's fiscal year.

3.   ADMINISTRATION OF THE PLAN

         The Plan will be administered by the Committee. The Committee is authorized to interpret the Plan and to establish and amend guidelines necessary for Plan administration. Decisions and determinations of the Committee shall be binding on all persons claiming rights under the Plan.

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         The Committee can amend the 1995 Bonus Plan to the extent necessary to treat the compensation payable pursuant to the 1995 Bonus Plan as qualified performance-based compensation exempt from the non-deductible limitation of Section 162(m) of the Internal Revenue Code.

4.   DESCRIPTION OF THE PLAN

         At the end of each fiscal year the Committee establishes the base salary for executive officers ("Officers") of the Corporation to be in effect the following fiscal year, taking into consideration individual performance, competitive position and salary practices of "peer group" companies. The Committee may also adjust base salaries of Officers from time to time to reflect bona fide promotions or changes in responsibilities. In addition to their base salary, the Officers are also eligible for a cash bonus, the amount of which is established in accordance with the Plan.

         The Plan provides for the establishment by the Committee of target award levels of Incentive Awards based on the Corporation's performance against specific predetermined performance goals. Performance goals are established on a consolidated basis for Corporate performance for each Plan Year.

         At the beginning of each Plan Year, the Chief Executive Officer shall submit to the Committee recommendations for the Plan Year which shall include proposed participants and target award levels, and the Committee shall approve or modify these recommendations on or before the 90th day of such Plan Year.

         As soon as practicable after the end of the Plan Year, each participant's Incentive Award will be determined based on performance against the pre-established performance objectives, and the Committee will certify achievement and approve the awards before payment is made.

5.   PARTICIPANTS

         Participants will be selected by the Committee each year from among the Officers of the Corporation. Directors who are employees of the Corporation will be eligible for inclusion.

         a. Awards under this Plan may be made only to Officers of the Corporation who are in a position to make significant contributions to the financial success of the Corporation.

         b. The Chief Executive Officer of the Corporation shall recommend to the Committee, in writing, the Officers who are to be participants under the Plan for each Plan Year.
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         c.       Participants for each Plan Year shall be those Officers
                  occupying eligible positions as set forth in Exhibit 1, which exhibit may be amended from time to time with approval of the Committee.

         d. Employees who are promoted or hired into an eligible position set forth on Exhibit 1 (as amended from time to time) will participate in the Plan for such first year based on their base pay earnings (pro-rated) at the Corporation for the Plan Year and at the target award level associated with the position.

         e. If, during the Plan Year, a participant shifts between eligible positions set forth on Exhibit 1 (as amended from time to time), the target award level for such participant for such Plan Year will be the average of the target award levels associated with each position held by the participant during the Plan Year based on the number of days in the year that the participant held each position.

         f. In the event of termination of employment during a Plan Year by reason of disability, retirement within the provisions of the Retirement Plan or other policies of the Corporation, plant closing or divestiture of a business unit, the participant shall earn a pro-rata amount based on the time employed prior to termination during the Plan Year and upon the Corporation's actual performance against established targets during the entire Plan Year.

         g. In the event of a death of a participant during the Plan Year, the participant's beneficiary under the Corporation's Pension Plan shall receive a pro-rata amount based on the time employed prior to death during the Plan Year and upon the Corporation's actual performance against established targets during the entire Plan Year.

         h. In the event of termination of employment during a Plan Year for any other reason, participation in the Plan will be as determined by the Committee.

6. TARGET AWARD LEVELS

         a. The target award levels of annual Incentive Awards, expressed as percentages (not to exceed 150%) of each participant's base salary earnings during the Plan Year, will be recommended by the CEO to the Committee for approval, provided that the maximum annual dollar award to any participant for the Plan Year which began on October 31, 1994 will be $950,000 and the maximum


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                  dollar award for each subsequent Plan Year will be 107% of the immediately preceding Plan Year. For example, the maximum annual dollar award for the 1996 Plan Year is $1,016,500, and for the 1997 Plan Year is $1,087,655. Carrying this example forward, the maximum award for the 2005 Plan Year would be $1,868,794.

         b. Target award levels shall be established by the Committee for each Plan Year as stated in Section 4.

7. PERFORMANCE FACTORS

         For each Plan Year, two Company performance goals have been established, and are used in a formula for calculating individual Incentive Awards. These are as follows-

         a. Return on Average Invested Capital (ROAIC), comprising a 50% weighting in the award calculation, with 8% ROAIC meriting a 0% performance factor, 12% ROAIC meriting a 75% performance factor, 16% ROAIC and above meriting a 150% performance factor; and

         b. Profitability, measured by Earnings Per Share (EPS), comprising a 50% weighting in the award calculation, with an EPS equal to or less than the previous year meriting a 0% performance factor, a 7.5% increase in EPS meriting a 50% performance factor, a 15% increase in EPS meriting a 100% performance factor, and a 20% or higher increase in Earnings Per Share over the previous year meriting a 150% performance factor.

         Weighted average performance factors will be determined for participants by the extent of the Corporation's achievement of each of the performance goals for the year. Intermediate points will be determined by interpolation.

8. CALCULATION OF AWARDS

         The Incentive Award of a participant for any Plan Year shall be calculated by multiplying the base salary earnings of the participant for the Plan Year (B) times the target award level (TA, expressed as a % of base salary) times the sum of the Return on Average Invested Capital performance factor (ROAIC-PF) multiplied by .5 and the Profitability performance factor (EPS-PF), multiplied by .5. Otherwise expressed:

         Incentive Award=B x TA x (ROAIC-PFx.5 + EPS-PFx.5)

9. PAYMENTS OF AWARDS

         a. Incentive Awards shall be earned and payable in the local currency of the participants and shall be paid in cash not later than the first payroll date in January

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                  following the Plan Year in which the Incentive Award was
                  earned.

         b. The Committee will have the authority and responsibility to reduce the actual Incentive Award payable to a participant by up to a maximum of 20% of the calculated Incentive Award, based upon an individual participant's performance.

         c. In the event of the death of a participant, any amounts shall be paid as soon as practicable after the end of the Plan Year to the participant's designated beneficiary as provided in
                  Article 5g.

         d. If termination is by reason of disability or retirement within the provisions of the Retirement Plan or other policies of the Corporation, the date of payment shall be made as determined by the Chief Executive Officer.

10. COMMUNICATION OF THE PLAN

         After performance results are known and the Committee certifies achievement, the Chief Executive Officer, or his designee, shall communicate to each participant the specific performance factors, the Incentive Award levels, and the manner in which awards will be paid.

11. TERM OF THE PLAN

         The Plan will remain in effect until terminated by the Committee.